UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/02/2006

Liberty Global, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51360

Delaware	20-2197030
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices, including zip code)

303-220-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Liberty Global, Inc. ("LGI") was formed on January 13, 2005, for the purpose of effecting the combination of Liberty Media International,Inc. ("LMI") and UnitedGlobalCom, Inc. ("UGC") on June 15, 2006. Prior to such business combination, the compensation committee of UGC's board of directors had adopted a policy, formalizing prior practice, that required any employee of UGC or its subsidiaries who served as a director of an affiliated entity of UGC at UGC's request to transfer to UGC any cash or noncash compensation received from such entity for such service.   LMI's practice from the time of its spin off from Liberty Media Corporation was similar, but equity awards granted prior to the spin off were excepted ("grandfathered options"). At the May 2, 2006 meeting of the compensation committee of our board of directors, the committee determined to waive the application of UGC's policy with respect to the receipt by one of our executive officers, Shane O'Neill, of the cash proceeds from certain nontransferable options that had been granted to him for his services as a director of a UGC-affiliated company. As a result of the waiver, Mr. O'Neill was allowed to retain GBP213,477, representing the proceeds paid to him in respect of these options by the company that granted them. The waiver was granted as a reward to Mr. O'Neill for his role in managing and disposing of our investment in this company, in addition to his role in overseeing our significant transactional activity in Europe.

At the same meeting, the compensation committee formally adopted a policy equivalent to UGC's policy applicable generally to the employees of our company or our direct or indirect wholly owned subsidiaries who serve as directors of entities in which we hold a direct or indirect equity interest, except that the grandfathered options will continue to be excepted. Three employees, including one of our executive officers Miranda Curtis, hold grandfathered options which were granted to them as directors or statutory auditors of Jupiter Telecommunications Co., Ltd. in 2001.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberty Global, Inc.

Date: May 08, 2006	By:	/s/ Leonard P. Stegman
Leonard P. Stegman
Vice President